Exhibit 99.1

For Immediate Release

MERCER ANNOUNCES DOWNTIME AT ITS PEACE RIVER MILL

NEW YORK, NY, September 25, 2024 - Mercer International Inc. (“Mercer” or the “Company”) (Nasdaq: MERC) announced today that its Peace River mill has taken downtime to complete necessary repairs to the mill’s digester after experiencing a mechanical failure. The Company currently expects the repairs and related assessments will be completed in mid-October 2024, and anticipates that NBHK production at the mill will be reduced by approximately 45,000 tonnes during such period. The Company maintains property and business interruption insurance for the Peace River mill and expects the repairs and business interruption will be covered by such insurance, subject to customary deductibles and limits.

Mercer International Inc. is a global forest products company with operations in Germany, the USA and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 960 million board feet of lumber, 210 thousand cubic meters of cross-laminated timber, 45,000 cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “are optimistic that”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Interim Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099